Exhibit 99.25

SHAREHOLDERS’ AGREEMENT

by and among

Mr. joseph chow

CTB Investment Limited

tb friday holdings limited

and

Biomedical Treasure Limited

Dated as of October 26, 2020

-i-

TABLE OF CONTENTS

Page

ARTICLE I DEFINITION	2
1.1 Definitions	2
1.2 Interpretation	5
ARTICLE II CORPORATE PURPOSE AND CORPORATE GOVERNANCE	6
2.1 Purpose of the Company	6
2.2 Voting Rights	6
2.3 Corporate Actions	6
2.4 Specific Corporate Action	7
2.5 Company Undertakings	8
2.6 Distributions to Shareholders	9
2.7 Information Rights	9
2.8 Inspection Rights	9
2.9 Consultation	9
2.10 Compliance	10
2.11 New Issuance	10
ARTICLE III TRANSFER RESTRICTIONS	10
3.1 Transfer Restrictions	10
3.2 Deed of Adherence	11
3.3 No Circumvention of Company Purpose and Transfer Restrictions	11
3.4 Exempt Transfer	11
ARTICLE IV SHARES EXCHANGE	11
4.1 Shares Exchange	11
4.2 Manner of Exchange	12
4.3 Information Rights	13
4.4 Inspection Rights	13
4.5 Consequences of Shares Exchange	13
ARTICLE V FUNDING AND FEES	13
5.1 Equity Contribution	13
5.2 Cost Contributions	14
5.3 Advisory Fees	14
5.4 Class B Distribution	15
5.5 Distribution Conditions	16
5.6 Senior Management Members	17
5.7 Allocation of Distributions	17
5.8 Tax	17
ARTICLE VI SPECIAL STIPULATIONS AND MISCELLANEOUS	17
6.1 New Holdco	17
6.2 M&A and Its Amendment	18
6.3 Holdco SHA	18
6.4 Termination	18
6.5 Amendment and Waiver	18
6.6 Notices	18
6.7 Counterparts; Facsimiles	19
6.8 Severability	19
6.9 Cumulative Remedies	19
6.10 Specific Performance	19
6.11 Confidentiality	20
6.12 Governing Law; Dispute Resolution	20
6.13 Further Assurances	21

TABLE OF CONTENTS

(Continued)

Page
6.14 Entire Agreement; No Third Party Beneficiaries; Assignment	21
6.15 Effectiveness	21

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made as of October 26, 2020 by and among:

A.       Biomedical Treasure Limited (the “Company”), an exempted company with limited liability incorporated under the Laws of the Cayman Islands;

B.       Mr. Joseph Chow (“Mr. Chow”), a United States citizen (passport number: 642542215);

C.       CTB Investment Limited (the “Investor”); a company with limited liability incorporated under the Laws of the British Virgin Islands;

D.       TB Friday Holding Limited (the “Class B SPV”), an exempted company with limited liability incorporated under the Laws of the Cayman Islands;

The Company, Mr. Chow, the Investor and Class B SPV are hereinafter referred to as the “Parties” and each a “Party”.

RECITALS

WHEREAS, a group of Persons (including the Company) has formed a consortium (the “Consortium”) to acquire all of the shares of China Biologic Products Holdings Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Target”), not already owned by the Consortium whereby all ordinary shares of the Target (the “Target Shares”) held by each member of the Consortium (including the Company) will be contributed to Holdco in exchange for a corresponding number of Holdco Shares (the “Current Take Private Transaction”) pursuant to a proposal submitted by the Consortium to the Target on September 18, 2019.

WHEREAS, the Consortium has incorporated Holdco (as defined below) and CBPO Group Limited, a company incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Holdco (“Merger Sub”), to undertake the Current Take Private Transaction. Holdco and Merger Sub intend to enter into a merger agreement (the “Merger Agreement”) with the Target for purpose of implementing the Current Take Private Transaction. Simultaneous with the execution of the Merger Agreement, (a) members of the Consortium and the Target will enter into a Voting and Support Agreement (the “Support Agreement”), pursuant to which the Target Shares held by each of them prior to the closing of the Current Take Private Transaction (the “Current Take Private Closing”) will be contributed to Holdco in exchange for a corresponding number of Holdco Shares (as defined below), (b) the Company may enter into a letter agreement with Holdco (the “SPV ECL”) committing to purchase or cause to be purchased certain equity of Holdco to the extent the SPA Closing has not taken place prior to the Current Take Private Closing, and (c) CPEChina Fund III, L.P. (the “Sponsor”), an Affiliate of the Investor, may enter into a letter agreement with the Company (the “CPE ECL”) committing, among other things, to purchase or cause to be purchased certain equity interests of the Company for purpose of satisfying the Company’s funding obligation under the SPV ECL. In connection with the Current Take Private Closing, all the shareholders of the Holdco will enter into a shareholders’ agreement of the Holdco in which the rights, privileges, and restrictions of such shareholders will be stipulated (the “Holdco SHA”).

WHEREAS, the Investor desires to participate, together with Mr. Chow, through the Company, in the Current Take Private Transaction, or an Other Take Private Transactions (as defined below), if any. Therefore, the Parties have entered into a share subscription agreement on the date hereof (the “SSA”), pursuant to which the Investor subscribed for 3,750,000 Class A Shares (as defined below) on the date hereof. At the Effective Date (as defined below), the Investor will, subject to the terms and conditions of the SSA or CPE ECL, as the case may be, make or cause to be made an investment in the Company in an aggregate amount of US$450,000,000 (the “Initial Investment Contribution”). The Initial Investment Contribution will be used by the Company to (i) acquire 3,750,000 Target Shares (the “Sale Shares”) pursuant to that certain share purchase agreement (the “SPA”) dated as of the date hereof by and between the Company and PW Medtech Group Limited, a Cayman Islands company (“Seller”), or (ii) purchase Holdco Shares pursuant to the terms of the SPV ECL to the extent the SPA Closing has not taken place prior to the Current Take Private Closing. On the even date of the SPA, the Seller entered into one or more share purchase agreement(s) (such share purchase agreement(s), together with the SPA, collectively, the “Seller SPAs”) with other purchasers who are also Affiliates of Mr. Chow providing for the sale and purchase of Target Shares. The Sale Shares will be contributed by the Company to Holdco in exchange for a corresponding number of Holdco Shares at the Current Take Private Closing pursuant to the Support Agreement.

WHEREAS, the Parties wish to enter into this Agreement to set forth their agreement with respect to, inter alia, the governance of the Company and the rights, including the sharing of investment return, and obligations among the Shareholders and the Company, and certain other matters, upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITION

1.1               Definitions.

(a)                Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the SSA. The following terms shall have the meanings set forth or referenced below.

“Administrative Agreement” means any routine administrative agreement entered into by the Company in relation to its organization and maintenance in the ordinary course of business involving an amount less than US$60,000.

“Buyer Group Contracts” means the Consortium Agreement, the Support Agreement, the Merger Agreement, the Holdco SHA and other contracts or agreements by and between, or involving, any members of the Consortium, in relation to the Current Take Private Transaction.

“Cash Inflows” means the aggregate, without duplication, (i) cash proceeds generated from the Transfer of any direct or indirect interest in the Target held by or through the Company (including any Shares of the Company held by the Class A Shareholder, Target Shares or Holdco Shares, as the case may be, and securities derived therefrom) and distributed to the Class A Shareholder (and/or any of its Affiliates) and the Reserve Account, after deducting all costs and expenses incurred in connection with such Transfer, and (ii) all dividend, interest income and other distribution in respect of the direct and indirect equity interest of the Target held by or through the Company (including Shares of the Company held by the Class A Shareholder, Target Shares and Holdco Shares) and distributed to the Class A Shareholder (and/or any of its Affiliates) and the Reserve Account.

“Cash Outflows” means, without duplication, the Total Investment Contribution and the Cost Contributions made or incurred by the Class A Shareholder (including its designees).

“Class A Shareholder” means any holder of Class A Shares which shall initially be the Investor.

“Class B Shareholder” means any holder of Class B Shares who shall initially be the Class B SPV which is wholly owned by Mr. Chow.

“Company Costs and Expenses” means (a) the reasonable and documented costs, expenses and/or liability of the Company actually incurred in connection with (i) the transactions contemplated by the SPA, the SSA, the formation of the Company, the negotiation, execution and performance of the SPA, the SSA, this Agreement and all Buyer Group Contracts to which the Company is or will be a party (including, for the avoidance of doubt, any transactions participated by the Company pursuant to this Agreement or the Holdco SHA, including any purchase or disposition of the Holdco Shares or the Target Shares by the Company), provided that all costs and expenses in connection with the negotiation and execution of the Buyer Group Contracts shall be shared by the Company and all other purchasers to the Seller SPAs on a pro rata basis in accordance with the number of Target Shares each purchased from the Seller, (ii) the Current Take Private Transaction, including any payment liability that may be borne by the Company as provided in Section 3.1(b) of the Consortium Agreement or in connection with any disputes or litigation involving dissenting shareholders exercising their appraisal rights in connection with the Current Take Private Transaction (but excluding the costs and expenses referred to sub-clause (i) above), (iii) any Other Take Private Transaction, including any payment liability of the same or similar nature as which referred to in sub-clause (ii) above in connection with such Other Take Private Transaction (but excluding the costs and expenses of the type referred to sub-clause (i) above in connection with such Other Take Private Transaction), and (iv) the IPO; and (b) the Advisory Fees incurred pursuant to Section 5.3. For the avoidance of doubt, Company Costs and Expenses shall not in any event include any amounts for purpose of funding any acquisition consideration of any Take Private Transaction, other than those payable to dissenting shareholders exercising their appraisal rights in connection therewith that will be borne by all members of the Consortium or the New Consortium, as the case may be, on a pro rata basis.

“Consortium Agreement” means the consortium agreement dated as of September 18, 2019 entered by and among the members of the Consortium, as amended by an amendment No. 1 thereto dated as of January 23, 2020, and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Holdco” means (i) initially CBPO Holdings Limited, a company incorporated under the Laws of the Cayman Islands, (ii) another holding company established by a New Consortium to undertake any Other Take Private Transaction, or (iii) a new holding company of all or substantially all of the business and assets of Target and its subsidiaries taken as a whole whereby members of the Consortium or New Consortium (including their Affiliates and designees) acquire the Equity Securities of such new holding company on a pro rata basis.

“Holdco Shares” means the Equity Securities of Holdco.

“Investment Return” means the amount, if any, by which the aggregate Cash Inflows exceed the aggregate Cash Outflows.

“IPO” means an initial public offering of the Equity Securities of Holdco.

“IRR” means as calculated on any date of determination, the internal rate of return achieved, expressed as an annualized compounded rate based on a 365-day period used to discount each Cash Inflow and Cash Outflow such that the present value of the aggregate Cash Inflows and aggregate Cash Outflows equals zero, taking into account the timing and amount of each cash flow. For the purpose of this definition, IRR shall be calculated with reference to the period from the Effective Date to the date of the Full Disposal.

“Other Take Private Closing” means the closing of any Other Take Private Transaction.

“Other Take Private Transaction” means an acquisition transaction (other than the Current Take Private Transaction) with respect to the Target, pursuant to which a Person or a consortium of certain Persons (collectively referred to as the “New Consortium”) would acquire all of the outstanding ordinary shares of the Target not already owned by members of the New Consortium for the purpose of taking the Target private.

“Remaining Investment Contribution” means, without duplication, the (a) the Total Investment Contribution, less (b) the portion of Initial Investment Contribution corresponding to the Sale Shares or the Holdco Shares, that have been Transferred by the Company, less (c) the portion of Subsequent Investment Contribution used to acquire Equity Securities of Target or Holdco or any of its Subsidiaries that have been Transferred by the Company, less (d) the portion of Equity Contribution used to acquire Equity Securities of Target or Holdco or any of its Subsidiaries that have been Transferred by the Company, less (e) any portion of the Total Investment Contribution that has been or should have been written off pursuant to applicable accounting standards.

“Senior Management Members” means Mr. Chow, Mr. Guangli Pang, Mr. Gang Yang, and Mr. Bing Sun.

“Shareholders” means, collectively, the Class A Shareholder and the Class B Shareholder.

“Shares” means, collectively, the Class A Shares and the Class B Shares.

“Take Private Closing” means the Current Take Private Closing or any Other Take Private Closing, as the case may be.

“Take Private Transaction” means the Current Take Private Transaction or any Other Take Private Transaction, as the case may be.

“Total Investment Contribution” means, the Initial Investment Contribution, the Subsequent Investment Contribution and the Equity Contribution.

“Trade Sale” means (a) a Trade Sale as defined in the Draft Holdco SHA TS, or (b) any sale of all or substantially all of the assets of Holdco and its subsidiaries.

“Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, and by whatever means (including by merger, consolidation, recapitalization, reclassification, reverse stock split, scheme of arrangement, amalgamation, share swap, spin-off or sale of subsidiary or all or substantially all assets).

(b)                The following terms shall have the meanings set forth in the Sections set forth below:

Definitions	Section
Advisory Fee Termination Date	Section 5.3(c)
Advisory Fees	Section 5.3(a)
Agreement	Preamble
Arbitrator	Section 6.11(b)
Base Shares	Section 2.4(a)
Class B Distribution	Section 5.4(c)
Class B Distribution Recipient	Section 5.4(c)
Company	Preamble
Confidential Information	Section 6.11(a)
Consent Period	Section 2.4(a)
Consortium	Recitals
Consortium Agreement	Recitals

Contemplated Holdco Transaction	Section 2.4(d)
Cost Contributions	Section 5.2
Current Take Private Closing	Recitals
Current Take Private Transaction	Recitals
Distribution Conditions	Section 5.5(b)
Draft Holdco SHA TS	Section 6.3
Effective Date	Section 6.15
Equity Contribution	Section 5.1(a)
Executive Manager	Section 2.2(c)
Fee Commencement Date	Section 5.5
Full Disposal	Section 5.4(a)
HKIAC	Section 6.11(b)
Holdco SHA	Recitals
Initial Expense	Section 5.3(d)
Initial Investment Contribution	Recitals
Investor	Preamble
IRA	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Minority Financial Investor	Section 4.1(a)
Mr. Chow	Preamble
Party/Parties	Preamble
Platform Director	Section 2.4(d)
Post-IPO Lock-up Period	Section 4.1(a)
Qualified Period	Section 5.5(a)
Qualified Take Private Transaction	Section 5.5(a)
Reserve Account	Section 5.4(a)
Sale Shares	Recitals
Seller	Recitals
Seller SPAs	Recitals
Shares Exchange	Section 4.1(d)
Shares Exchange Exercise Notice	Section 4.1(a)
Shares Exchange Right	Section 4.1(a)
SPA	Recitals
SSA	Recitals
Subsequent Investment Contribution	Section 2.4(f)
Substitute Shares Exchange	Section 4.1(d)
Support Agreement	Recitals
Switch Shares Exchange	Section 4.1(a)
Target	Recitals
Target Shares	Recitals
US Persons	Section 5.8
Voting Interest	Section 2.4(a)

1.2               Interpretation.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or sub-section of this Agreement, and references herein to “articles” or “section” refer to articles or sections of this Agreement. Where a reference in this Agreement is made to any statute, rule, regulation or other Law, such reference shall be deemed to refer to all applicable statutes, rules, regulations or other Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” unless otherwise indicated. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated, replaced, varied or restated from time to time. References in this Agreement to any Person shall include such Persons and their successors and permitted assigns. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

ARTICLE II
CORPORATE PURPOSE AND CORPORATE GOVERNANCE

2.1               Purpose of the Company.  The Company is formed as an investment holding company with the sole purpose of acquiring, holding, Transferring, the Target Shares or the Holdco Shares (as the case may be), and distributing the proceeds of such Transfers to the Shareholders.

2.2               Voting Rights.  Prior to the consummation of the Shares Exchange,

(a)                The Class B Shareholder shall be entitled to one vote per Class B Share on all matters that require the vote of the shareholders of the Company under the applicable Laws and the M&A.

(b)                Except as otherwise provided in this Agreement, the Class A Shareholder shall not be entitled to any voting right in respect to the Class A Shares held by it.

(c)                Except as otherwise provided in this Agreement, the Class B Shareholder is entitled to the sole power and right to manage the Company and shall have the sole discretion to designate the managerial power and right to an individual or a set of individuals, be it a board of directors, an executive director or otherwise (together with the Class B Shareholder, each an “Executive Manager”), provided that such Executive Manager shall abide by the fiduciary duty imposed upon a director under Applicable Laws as if it were a director.

2.3               Corporate Actions.  In light of the specific purpose and arrangement contemplated by this Agreement, and in the interest of all the shareholders of the Company consistent with such purpose and arrangement, the Company may take the following corporate actions only if, after thorough discussions between the Class A Shareholder and the Class B Shareholder, a mutual consent has been reached in good faith:

(a)                the issuance, redemption, repurchase or reclassification of any Equity Securities by the Company, except as required by ARTICLE IV; any amendment, modification or waiver of any provision of the M&A (except as required by ARTICLE IV); the commencement of any complete or partial liquidation, dissolution, winding-up, bankruptcy, insolvency or similar proceedings; or any merger, consolidation, restructuring, recapitalization or other reorganization involving the Company;

(b)                the Transfer of any Target Shares, Holdco Shares or any other assets held by the Company, except as expressly stipulated in this Agreement or otherwise required by the Holdco SHA or the Memorandum and Articles of Association of Holdco;

(c)                engaging in any business or holding any interest other than holding the Target Shares, Holdco Shares or equity interest derived from; incurring any indebtedness or other liabilities other than the Company Costs and Expenses; or the commencement or settlement of any litigation, arbitration, claim, dispute or investigation which may adversely affect the economic rights or interests of the Company or the Class A Shareholder;

(d)                employing any employees or engaging any third party agents, service providers, managers or the like if such employment or engagement will result in any costs, liabilities or obligations to the Class A Shareholder;

(e)                entering into any new agreement, or the termination, amendment or assignment of, or the grant of any waiver or consent under, any agreement to which it is a party, in each case (i) that would or would reasonably be expected to, adversely affect the direct or indirect economic rights or interests of the Company in a disproportionate manner compared to any other member of the Consortium or New Consortium or their respective Affiliates or following a Take Private Closing any other shareholder of Holdco, (ii) between the Company, on the one hand, and the Class B Shareholder or any of its Affiliates, on the other hand, or (iii) that would disproportionately impose any material limitation, restriction or obligation on the Class A Shareholder or its Affiliates compared to any other member of the Consortium or New Consortium or their respective Affiliates or following a Take Private Closing, any other shareholder of Holdco; and

(f)                 approval, authorization or agreement of or commitment to any of the foregoing.

2.4               Specific Corporate Action. Notwithstanding anything contained in this Agreement and subject to the contractual obligations of the Company, prior to the consummation of the Shares Exchange:

(a)                Within two (2) years following the Effective Date (the “Consent Period”), the Class A Shareholder may cause the Company to reduce the total amount of Target Shares or Holdco Shares held by the Company from time to time (collectively, the “Base Shares”) if (i) Mr. Chow gives his prior written consent to such reduction or (ii) such reduction would not result in a reduction in the percentage voting interest of Mr. Chow in the Target or the Holdco through the Company (the “Voting Interest”), provided that in the event that such Voting Interest would be reduced due to such reduction of Base Shares, in order for the Class A Shareholder to rely on this sub-clause (ii) to cause the Company to reduce the total amount of Base Shares, the Class A Shareholder shall cause the Voting Interest in respect of the Base Shares so reduced to remain vested in Mr. Chow through, of Mr. Chow’s choice, (x) an irrevocable power of attorney or proxy granted to Mr. Chow or his designee regarding such Voting Interest, or (y) a voting trust entrusted to Mr. Chow or his designee regarding such Voting Interest (each of the instruments described in subsections (x) and (y) above is referred herein as a “Voting Instrument”), until the date of consummation of the Shares Exchange.

(b)                Within two (2) years following the expiration of the Consent Period, the Class A Shareholder may cause the Company to reduce the total amount of Base Shares, provided that Mr. Chow shall be entitled to a right of first offer in respect of any disposition of the Base Shares which offer shall, if accepted, be consummated within thirty (30) Business Days following the date on which Mr. Chow receives a written notice from the Class A Shareholder of its intention to reduce the amount of Base Shares; provided further, if such offer is not accepted, the disposition of the Base Shares shall not be consummated for an aggregate amount of consideration lower than that set forth in such offer.

(c)                No action of the Company that will result in a reduction in the total amount of the Base Shares shall be taken without the Class A Shareholder’s prior written consent.

(d)                In the event that a vote or consent from the Company or the director(s) nominated by the Platform (as defined in the Draft Holdco SHA TS) and the Company (if any) to Target or Holdco (collectively the “Platform Directors”) is sought, on a Trade Sale or similar transactions (other than the transactions described in Section 2.4(g) below, the “Contemplated Holdco Transaction”), then:

(i)                  within the Consent Period, the Company shall not vote the Base Shares, and shall instruct the Platform Directors not to vote, in favor of any Contemplated Holdco Transaction without the mutual consent, reached in good faith, of the Class A Shareholder and the Class B Shareholder;

(ii)                within two (2) years following the expiration of the Consent Period, the Class A Shareholder may cause the Company to vote its Base Shares and the Platform Directors to vote in favor of any Contemplated Holdco Transaction unless the offer given pursuant to Section 2.4(b) has been accepted, which is subsequently consummated pursuant to Section 2.4(b); and

(iii)              at all times, the Class A Shareholder shall have the right to cause the Company to vote its Base Shares and the Platform Directors to vote against any Contemplated Holdco Transaction.

(e)                No action of the Company that will result in an increase in the total amount of the Base Shares shall be taken without the Class A Shareholder’s prior written consent; provided that if the Company is entitled to any right that will result in an increase in the total amount of the Base Shares, or the percentage voting interest in the Target or the Holdco, and the Class A Shareholder decides not to give its consent to, or fund, the exercise of such right, the Class A Shareholder and the Company shall take any and all necessary and reasonable actions to facilitate the assignment of such right to Mr. Chow or his designated Affiliate(s) and the exercise of such right by any of them, if so demanded by Mr. Chow. For the avoidance of doubt, no such assignment or exercise shall result in an increase in the total amount of Base Shares.

(f)                 If the Company is entitled to any right that will result in an increase in the total amount of the Base Shares, or the percentage voting interest in the Target or the Holdco, the Class A Shareholder may cause the Company to take actions to increase the total amount of Base Shares, provided that the Class A Shareholder shall fund the consummation of the transaction and the expenses in connection therewith (the “Subsequent Investment Contribution”).

(g)                In the event of a merger or any similar transaction involving the Target or the Holdco and the Company or any Platform Director would be entitled to cast its or his vote on the approval or disapproval of such merger, the Class A Shareholder and the Class B Shareholder shall engage in good faith discussions and reasonably agree on how the Company and the relevant Platform Director should cast its or his vote, taking into account of the interest of both Shareholders.

(h)                The Company shall promptly notify the Class A Shareholder of any opportunity to increase or reduce the amount of Base Shares. To the extent the Class A Shareholder is entitled to cause the Company to increase or reduce the amount of Base Shares (including to vote the Base Shares or causing the directors nominated by the Company to Target or Holdco to vote in favor of or against any transaction that would result in such increase or reduction) pursuant to this Section 2.4 and elects to do so, the Company and the other Shareholders shall cooperate with the Class A Shareholder and take any and all necessary and reasonable actions to complete such increase or reduction.

2.5               Company Undertakings. At any time following the date of this Agreement, the Company shall use its reasonable best efforts and in good faith to ensure that, at the Class A Shareholder’s cost (to the extent it is reasonably necessary to incur such cost),

(a)                the Company will exercise and enforce its rights and remedies and defend any action in connection with any agreement to which it is a party:

(b)                it complies with any agreement to which it is a party to the extent failure to do so would adversely affect the direct or indirect economic rights of the Company in a disproportionate manner compared to any other member of the Consortium or New Consortium or their respective Affiliates or following a Take Private Closing, any other shareholder of Holdco.

(c)                the economic rights, privileges and restrictions of the Company and the Holdco Shares held by the Company as set forth in the Holdco SHA and the constitutional documents of the Holdco shall rank at least pari passu with the other shareholders of the Holdco and all other outstanding Equity Securities of the Holdco.

(d)                the Company shall have the right to appoint and designate at least one observer to board of directors of the Holdco, who shall have the right to attend all meetings of the board and receive all information and notices at the same time and in the same manner as the directors of the board of directors of Holdco, and such observer shall be a Person designated by the Class A Shareholder.

(e)                there is no restriction, limitation, adverse consequence or any other impediment to the Class A Shareholder’s or the Company’s right and ability to effectuate the Shares Exchange as provided herein; and

(f)                 the Company shall not be obligated to, directly or indirectly, make any contribution or provide financing to, or make any payment to or on behalf of, Holdco or any of its Subsidiaries, other than the Company Costs and Expenses.

2.6               Distributions to Shareholders. Subject to the treatment of the Class B Distribution contemplated in Section 5.4, the Company shall within ten (10) Business Days distribute to the Class A Shareholder any and all dividend, distribution or any other payment or proceeds received by the Company, whether in respect of the Target Shares, Holdco Shares, under any contract, through any settlement or award, in connection with any Transfer of Target Shares or Holdco Shares or otherwise.

2.7               Information Rights. Subject to the relevant confidentiality restrictions, the Company shall provide to the Class A Shareholder all information in relation to the Company, Target, the Holdco and their respective Subsidiaries that is in its possession (including information provided to it under or pursuant to any agreement to which the Company, the Class B Shareholder or any of their respective Affiliates is a party), in each case promptly following such information is provided to the Company, including (i) audited annual consolidated financial statements of Holdco and the Company, (ii) unaudited consolidated financial statements of Holdco and the Company for each quarter, (iii) unaudited monthly management accounts of Holdco and its Subsidiaries and the Company, (iv) tax information necessary for the preparation and filing of tax return, determination of tax status or otherwise for purpose of complying with applicable Laws by the Class A Shareholder or its Affiliates, (v) all resolutions, written consents, approvals and other decisions by the board of directors or shareholders of Holdco or any of its Subsidiaries, and (vi) other information received by the Company concerning the Company, or in relation to the Target, the Holdco and their respective Subsidiaries as the Class A Shareholder may reasonably request; provided, however, to the extent the Company is restricted from providing the Class A Shareholder due to confidentiality restrictions, the Company shall use its reasonable best efforts to make such notifications to the Class A Shareholder in a manner that provides as much information as is feasible without violating such restrictions.

2.8               Inspection Rights. Each Shareholder shall have the right from time to time, at such Shareholder’s sole expense to, or to direct any of its Representatives to, examine and make copies and extracts of the Company’s books, accounts, contracts and records, at such reasonable times during normal business hours as such Shareholder may request upon reasonable advance written notice.

2.9               Consultation. The Shareholders shall use their respective commercially reasonably efforts to regularly discuss the business, operations, finance and other affairs of the Company and the Holdco and its Subsidiaries. Prior to entering into any agreement or transaction (other than any Administrative Agreement), the Company shall provide drafts of such agreement and a description of such transaction (to the extent no written agreement is contemplated) to the Class A Shareholder and give it a reasonable opportunity to provide comments, which shall be considered by the Company in good faith. The Company shall provide a copy of all executed agreements and details of all transactions to which it is a party to the Class A Shareholder promptly following the execution thereof; provided that any executed Administrative Agreement (or a written summary of material terms thereof) shall be provided to the Class A Shareholder on a quarterly basis.

2.10           Compliance.

(a)                In connection with the management and operations of the Company’s business, each of the Company and the Shareholders agrees and covenants that it shall not, and shall use their respective reasonable best efforts to procure its employees, representatives, agents and sub-contractors (to the extent that such employees, representatives, agents and subcontractors are actually engaged by the Company or such Shareholder) not to, directly or indirectly, (i) make any payment or offer or give, or promise to make any payment or offer or give, anything of value to any government agency or public official or any third party with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such person, or constituting a bribe, kickback or illegal or improper payment in violation of anti-corruption, anti-bribery and anti-unfair competition laws and regulations of China or any other applicable jurisdiction or (ii) solicit or accept any gift or offer from any person in exchange for any improper business advantage or take or cause to be taken any other actions in violation of anti-corruption, anti-bribery and anti-unfair competition laws and regulations.

(b)                The Company agrees to adopt relevant compliance policies and procedures to effectively prevent commercial bribery and other improper conduct in violation of applicable anti-corruption, anti-bribery and anti-unfair competition laws and regulations. Upon discovering any such improper conduct, the Company shall promptly notify the Shareholders and each Shareholder shall have the right to propose remedial measures and monitor the implementation thereof.

(c)                Mr. Chow or the Investor, for so long as he/it is the controlling Person of the Company, will use his/its reasonable best efforts and act in good faith to cause the Company to act in accordance with the terms of this Agreement.

2.11           New Issuance. At any time following the date of this Agreement, the Company shall not, and the Shareholders shall procure that the Company shall not, issue to any person other than the Class A Shareholder any Class A Shares or other Equity Securities of the Company carrying similar rights.

ARTICLE III
TRANSFER RESTRICTIONS

3.1               Transfer Restrictions

(a)                The Class B Shareholder hereby agrees not to Transfer any Shares (except to its Affiliate(s) controlled by Mr. Chow or a trust of which Mr. Chow acts as the protector for bona fide estate planning purpose for the benefit of Mr. Chow and/or his family members), unless (i) the Class A Shareholder has given its prior written consent with respect to such Transfer and (ii) such Transfer is permitted by, and complies with, this ARTICLE III.

(b)                The Class A Shareholder hereby agrees not to Transfer any Shares (except to its Affiliate(s)), unless (i) the Class B Shareholder has given its prior written consent with respect to such Transfer and (ii) such Transfer is permitted by, and complies with, this ARTICLE III.

(c)                Each Shareholder and its Affiliates who hold Shares will be treated as one Shareholder for all purposes under this Agreement. The Investor shall cause the transferee(s) of Class A Shares and Mr. Chow shall cause the transferee(s) of Class B Shares (in each case including all subsequent transferee(s)) to abide by their respective obligations hereunder.

3.2               Deed of Adherence.  No Transfer by a Shareholder shall be effected pursuant to this Agreement unless and until the transferee has agreed to be bound by the terms and conditions of this Agreement by executing the Deed of Adherence attached hereto as Exhibit A, in which case such transferee shall be considered a Shareholder and a Party to this Agreement.

3.3               No Circumvention of Company Purpose and Transfer Restrictions. No Shareholder shall take any action that has the purpose or effect of evading the restrictions and limitations on Transfer contained under this Agreement by way of direct or indirect Transfer or issuances or buybacks of securities in itself and/or its Affiliates, reductions in capital or any other similar actions. The Company shall not register any Transfer of Shares on its books in violation of this ARTICLE III and such Transfer shall be null and void, ab initio.

3.4               Exempt Transfer. Notwithstanding the foregoing provisions of this ARTICLE III, the provisions of Section 3.1 to 3.3 shall not apply to (i) any Transfer contemplated by ARTICLE IV, or (ii) any Transfer of any limited partnership interest in any Shareholder or any of its Affiliates.

ARTICLE IV
SHARES EXCHANGE

4.1               Shares Exchange.

(a)                The Company and the Class B Shareholder shall promptly notify the Class A Shareholder of the Holdco’s intent to initiate an IPO process. In connection with, and anticipation of, an IPO, the Class A Shareholder shall have the right (the “Shares Exchange Right”) to, by delivering the Company a written notice (the “Shares Exchange Exercise Notice”), request the Company and the other Shareholders to amend the M&A, such that the Class A Shareholder shall be entitled to one vote per Class A Share on all matters that require approval of the shareholders of the Company under Applicable Laws and the M&A, and the Class B Shareholder shall no longer be entitled to any voting right in respect to the Class B Shares held by it (the “Switch Shares Exchange”), (and upon such request the Company shall consummate the Shares Exchange in accordance with Section 4.2(a) or if Section 4.1(d) applies, in accordance with Section 4.2(b)) by no later than such date beyond which consummation of the Shares Exchange would result in the Company being subject to additional regulatory restrictions on the sale of Holdco Shares following the IPO that the Company would otherwise not be subject to, had the Class A Shareholder directly held all of the Holdco Shares that are subject to the Shares Exchange Right at the Current Take Private Closing or Other Take Private Closing (the Class A Shareholder under such hypothetical circumstances, a “Minority Financial Investor”), as applicable; provided that, such date shall be in no event earlier than the date of the formal submission of the registration form for such IPO (unless (i) otherwise instructed by the applicable regulatory authority or stock exchange or (ii) failure to consummate the Shares Exchange prior to such time would render (x) the Shares Exchange incapable of being consummated prior to the end of the Post-IPO Lock-up Period, or (y) following the consummation of the Shares Exchange, any Holdco Shares held by the Company would be subject to sale restrictions following the Post-IPO Lock-up not applicable to a Minority Financial Investor) and no later than the end of the customary lock-up period for a Minority Financial Investor at the applicable stock exchange following the consummation of the IPO (the “Post-IPO Lock-up Period”). By way of illustration, the Post-IPO Lock-up Period at each of The Hong Kong Stock Exchange, the New York Stock Exchange and the NASDAQ Stock Market, as required under Applicable Laws and stock exchange rules and regulations as the date hereof, is six (6) months.

(b)                The Class A Shareholder may also exercise the Shares Exchange Right at any time by delivering the Shares Exchange Exercise Notice to the Company following the occurrence of any of the following events: (i) the fourth (4th) anniversary of the date of the SSA, (ii) Mr. Chow ceasing to be the chairman of the board of directors of the Target prior to a Take Private Closing or the Holdco following a Take Private Closing, as the case may be, or (iii) Mr. Chow ceasing to control the Company.

(c)                Upon the exercise of the Shares Exchange Right pursuant to Section 4.1(b), the Parties shall consummate the Shares Exchange in accordance with Section 4.2 within 15 Business Days following the date of delivery by the Class A Shareholder of the Shares Exchange Exercise Notice.

(d)                If following the Switch Shares Exchange (i) the Company would be subject to additional regulatory restrictions on transfer of Holdco Shares after the IPO compared to a Minority Financial Investor, or (ii) the Company would be deemed an insider of the Target or Holdco by competent regulatory authority or stock exchange or otherwise subject to blackout periods on transfer after the consummation of an IPO, then in lieu of the Switch Shares Exchange, the Company shall redeem all outstanding Class B Shares at their par value in accordance with Section 4.2(b) (the “Substitute Shares Exchange”, together with the Switch Shares Exchange, the “Shares Exchange”).

(e)                In the event that the Shares Exchange is consummated in accordance with Section 4.1(a) but there is reasonable proof evidencing that the contemplated IPO giving rise to such Shares Exchange has been abandoned or terminated, then subject to the rights of Class A Shareholder (or in the case of a Substitute Shares Exchange, the shareholder of the Company) and the Company provided in this Agreement and the M&A and to the extent permitted by Applicable Laws, (i) the Company shall grant Mr. Chow or his designee a Voting Instrument to vote all the Base Shares, and (ii) to the extent the Company has the right to appoint a director to the board of directors of Holdco or Target, the Company shall instruct such director to vote in accordance with the written directions of Mr. Chow or his designee. Section 2.4 shall still be applicable as if no Shares Exchange had been consummated, and Mr. Chow or his designee shall resume his entitlement to the payment of Advisory Fees as stipulated in Section 5.3 starting from the date on which Mr. Chow or his designee is or should have been granted the Voting Instrument, which shall immediately cease to accrue upon the earliest of (i) the date on which a Shares Exchange is required to be consummated pursuant to Section 4.1(a) or 4.1(b) and Section 4.1(c) assuming no Shares Exchange had been previously consummated, (ii) all Target Shares or Holdco Shares, as the case may be, held by the Company have been Transferred to a third party (not an Affiliate of the Class A Shareholder), and (iii) the final distribution of all assets of the Company. The provisions of this Section 4.1(e), the related Voting Instrument (if given) and Section 2.4 (including Voting Instrument granted pursuant to Section 2.4(a)(ii)) shall terminate and have no further force or effect upon the earliest of (1) the date on which a Shares Exchange is required to be consummated pursuant to Section 4.1(a) in relation to another contemplated IPO assuming no Shares Exchange had been previously consummated (for the avoidance of doubt, the mechanism stipulated in this Section 4.1(e) shall repeat if there is reasonable proof evidencing that such contemplated IPO has been abandoned or terminated, and such mechanism shall cease to repeat until a contemplated IPO has been consummated), (2) the fourth (4th) anniversary of the date of the SSA, (3) Mr. Chow ceasing to be the chairman of the board of directors of the Holdco, and (4) the Transfer of any Holdco Shares to any Person who is not an Affiliate of the Class A Shareholder in compliance with Section 2.4, but only with respect to the Holdco Shares so Transferred.

4.2               Manner of Exchange.

(a)                On or prior to the date of the consummation of the Switch Shares Exchange, the Company and the Shareholders shall pass all necessary resolutions authorizing the amendment of the M&A and take all other necessary actions to carry out the intent of the Switch Shares Exchange, and deliver to the Class A Shareholder an updated, filed and stamped M&A reflecting the completion of the Switch Shares Exchange.

(b)                On or prior to the date of the consummation of the Substitute Shares Exchange, the Company and the Shareholders shall pass all necessary resolutions authorizing the redemption at par value, and cancellation, of all of the outstanding Class B Shares, convert the Class A Shares to one class of common shares with full voting rights (and thereafter all references to the Class A Shareholder under this Agreement shall be references to the holder of such common shares), adopt an amended M&A to reflect the foregoing, among other matters, and deliver to the Class A Shareholder an updated register of members of the Company showing the Class A Shareholder as the registered owner of the entire outstanding share capital of the Company, and the redemption and cancellation of all Class B Shares, certified by the registered office provider of the Company.

4.3               Information Rights. Prior to the Full Disposal and the receipt of all the Class B Distribution in accordance with Section 5.4, subject to the relevant confidentiality restrictions, the Company shall provide to Mr. Chow all information in relation to the Company, Target, the Holdco and their respective Subsidiaries that is in its possession (including information provided to it under or pursuant to any agreement to which the Company, the Class A Shareholder or any of their respective Affiliates is a party), in each case promptly following such information is provided to the Company, including (a) audited annual consolidated financial statements of Holdco and the Company, (ii) unaudited consolidated financial statements of Holdco and the Company for each quarter, (iii) unaudited monthly management accounts of Holdco and its Subsidiaries and the Company, (iv) tax information necessary for the preparation and filing of tax return, determination of tax status or otherwise for purpose of complying with applicable Laws by Mr. Chow or its Affiliates, (v) all resolutions, written consents, approvals and other decisions by the board of directors or shareholders of Holdco or any of its Subsidiaries, and (vi) other information received by the Company concerning the Company, or in relation to the Target, the Holdco and their respective Subsidiaries as Mr. Chow may reasonably request; provided, however, to the extent the Company is restricted from providing Mr. Chow due to confidentiality restrictions, the Company shall use its reasonable best efforts to make such notifications to Mr. Chow in a manner that provides as much information as is feasible without violating such restrictions.

4.4               Inspection Rights. Prior to the Full Disposal and the receipt of all the Class B Distribution in accordance with Section 5.4, Mr. Chow shall have the right from time to time, at Mr. Chow’s expense to, or to direct any of its Representatives to, examine and make copies and extracts of the Company’s books, accounts, contracts and records, at such reasonable times during normal business hours as Mr. Chow may request upon reasonable advance written notice.

4.5               Consequences of Shares Exchange. Following the consummation of the Shares Exchange, the provisions of ARTICLE II (other than Section 2.6) and Section 3.1(b) shall terminate with no further force or effect, provided that the Class A Shareholder, the directors of the Company or any person vested with managerial power of the Company, shall not take any action that would breach the fiduciary duty imposed upon a director under the Applicable Laws as if it were a director to the extent such action would materially and adversely affect the economic interest of the Class B Shareholder hereunder.

ARTICLE V
FUNDING AND FEES

5.1               Equity Contribution.

(a)                In the event that the Company is required by the Consortium or the New Consortium, as the case may be, to contribute certain amount of cash to the Holdco for purpose of funding any acquisition consideration of any Take Private Transaction, the Class A Shareholder will, if and to the extent approved by the investment committee of certain of its Affiliate or another body having such authority (which the Parties understand may be approved or rejected by the investment committee or such other body in its sole discretion), contribute to the Company an additional amount in respect of the Class A Shares held by it (including by making payment to the relevant payees on behalf of the Company) in an amount equal to such amount of acquisition consideration (the “Equity Contribution”).

(b)                In the event that the Class A Shareholder decides not to provide Equity Contribution to the Company for consummating such Take Private Transaction and such decision would result in the Company’s withdrawal from the Consortium or the New Consortium, as the case may be, then Mr. Chow shall have the right to exercise its right of first offer with respect to all of the Base Shares in the manner provided in and pursuant to Section 2.4(b) and the Class A Shareholder shall be deemed to have given the notice provided in Section 2.4(b) with respect to all Base Shares on the date of the Company’s withdrawal from the Consortium or the New Consortium, as the case may be.

5.2               Cost Contributions.  To the extent the Company’s cash on hand is insufficient to pay all Company Costs and Expenses that are due and payable, the Class A Shareholder (including its Affiliates) shall provide funding to the Company (or make payment to the relevant payees on behalf of the Company) in an amount equal to such shortfall (such amounts, together with all other funding (if any) provided by the Class A Shareholder or its Affiliates to or on behalf of the Company, whether before, on or after the date hereof, and other than the Total Investment Contributions, the “Cost Contributions”) within 15 Business Days following the written request of the Company. Except for the Company Costs and Expenses required to be paid pursuant to the immediately preceding sentence and unless otherwise expressly provided in this Agreement, neither the Class A Shareholder nor its Affiliates shall be obligated to make any capital contribution, in cash or otherwise, to the Company or to provide any loan or other financial support to the Company, or otherwise make any payments on behalf of the Company. For the avoidance of doubt, in the event the Class A Shareholder or its designee makes any capital contribution, loan or financial support to the Company or otherwise makes any payment on behalf of the Company that does not constitute the Total Investment Contribution, such contribution, loan, financial support and payment shall constitute the Cost Contributions.

5.3               Advisory Fees.

(a)                Subject to the satisfaction of the Distribution Conditions, the Company shall pay Mr. Chow or a Person designated by him, an advisory fee (the “Advisory Fees”) following the Fee Commencement Date in the manner provided in sub-clauses (i)-(iii) below or sub-clause (iv) below:

(i)                 for the first payment, an amount equal to the product of (x) the daily average Remaining Investment Contribution for the period between the Effective Date (exclusive) and the end of the calendar quarter (inclusive) in which the Fee Commencement Date falls, (y) 1%, and (z) a fraction, the denominator of which is 365 and the numerator of which is the number of days between the Effective Date (exclusive) and the end of such calendar quarter (inclusive), within 15 Business Days following its receipt of the relevant invoice from Mr. Chow, which shall be delivered by Mr. Chow to the Company and the Class A Shareholder promptly following the end of such calendar quarter setting forth the amount and detailed calculation of the daily average Remaining Investment Contribution;

(ii)               for each subsequent payment, an amount equal to the product of (x) the daily average Remaining Investment Contribution for the relevant calendar quarter, and (y) 0.25%, within 15 Business Days following its receipt of the relevant invoice from Mr. Chow which shall be delivered by Mr. Chow to the Company and the Class A Shareholder promptly following the end of each such subsequent calendar quarter setting forth the amount and detailed calculation of the daily average Remaining Investment Contribution; and

(iii)             for the last payment, an amount equal to the product of (x) the daily average Remaining Investment Contribution for the period between the first day of the current calendar quarter (inclusive) and the Advisory Fee Termination Date (exclusive), (y) 1%, and (z) a fraction, the denominator of which is 365 and the numerator of which is the number of days between the first day of the current calendar quarter (inclusive) and the Advisory Fee Termination Date (exclusive), within 15 Business Days following its receipt of the relevant invoice from Mr. Chow, which shall be delivered by Mr. Chow to the Company and the Class A Shareholder promptly following Advisory Fee Termination Date setting forth the amount and detained calculation of the daily average Remaining Investment Contribution.

(iv)             notwithstanding sub-clauses (i)-(iii) above, in the event that the Fee Commencement Date falls after the Advisory Fee Termination Date, the Company shall make a one-time payment to Mr. Chow or his designee in an amount equal to the product of (x) the daily average Remaining Investment Contribution for the period between the Effective Date (inclusive) and the Advisory Fee Termination Date (exclusive), (y) 1%, and (z) a fraction, the denominator of which is 365 and the numerator of which is the number of days between the Effective Date (exclusive) and the Advisory Fee Termination Date (inclusive), within 15 Business Days following its receipt of the relevant invoice from Mr. Chow, which shall be delivered by Mr. Chow to the Company and the Class A Shareholder promptly following the Fee Commencement Date setting forth the amount and detailed calculation of the daily average Remaining Investment Contribution.

(b)                The Advisory Fees shall begin to accrue upon the Effective Date.

(c)                The Advisory Fees shall immediately cease to accrue upon the earliest of (the “Advisory Fee Termination Date”) (i) the consummation of the Shares Exchange, (ii) all Target Shares or Holdco Shares, as the case may be, held by the Company have been Transferred to a third party (not an Affiliate of the Class A Shareholder), and (iii) the final distribution of all assets of the Company; provided no such termination shall relieve the Company from its obligation to pay unpaid Advisory Fees that have accrued prior to the Advisory Fee Termination Date.

(d)                Notwithstanding anything to the contrary in this Agreement, regardless of the fulfilment of the Distribution Conditions, the Class A Shareholder or its designee shall provide funding in an amount of US$2,000,000 (the “Initial Expense”) to the Company within six (6) months following the Effective Date (it being understood the Initial Expense may be borne by future investors in the Investor), and the Initial Expense may be distributed and allocated in such manner as determined by Mr. Chow in his sole discretion. Initial Expense is nonrefundable, and shall offset and be deducted from the amount of the Advisory Fee that Mr. Chow is entitled to pursuant to Section 5.3(a).

5.4               Class B Distribution.

(a)                Following the date on which the actual aggregate Cash Inflows equals the actual aggregate Cash Outflows as of the date thereof, the Company or the Class A Shareholder, as the case may be, shall thereafter timely deposit 5% of the excess (if any) of actual aggregate Cash Inflows over the actual aggregate Cash Outflows to a bank account (the “Reserve Account”) that is set up by the Class A Shareholder for the Company and controlled by the Class A Shareholder. The Company and the Class A Shareholder shall be immediately, unconditionally and permanently released from the obligation to make any deposits to the Reserve Account if the Distribution Conditions have not been satisfied by the end of the Qualified Period.

(b)                Notwithstanding the foregoing, to the extent Mr. Chow is required by applicable law to pay any U.S. taxes on account of any funds deposited into the Reserve Account pursuant to sub-clause (a) above prior to the distribution of the Class B Distribution to the Class B Distribution Recipient (as defined below) pursuant to sub-clause (c) below, then an advance payment necessary to pay such taxes shall be made from funds in the Reserve Account to Mr. Chow in accordance with the following: (i) the Class B Distribution Recipient shall present the Company and the Class A Shareholder no less than 30 days before any such taxes are due with a notice prepared by Mr. Chow’s tax return preparer, showing the amount of such tax payment, the date on which such tax is due, the basis on which the tax is due and on which the payment amount has been calculated, and the opportunity to discuss such calculation with such tax return preparer; (ii) once the Class A Shareholder, acting reasonably and in good faith, has been satisfied as to the amount of payment that is required to be made, such funds shall be released to Mr. Chow from the Reserve Account; and (iii) within five days of releasing such funds, Mr. Chow shall present evidence reasonably satisfactory to the Class A Shareholder that such funds have been remitted to the U.S. tax authorities.

(c)                After all or substantially all of the direct or indirect equity interest in the Base Shares held by the Class A Shareholder has been Transferred (the “Full Disposal”) and in the event an IRR of 10% or more has been achieved based on the aggregate Cash Inflows and aggregate Cash Outflows, then subject to the satisfaction of the Distribution Conditions, within fifteen (15) Business Days following the date of the Full Disposal, the Class B Shareholder (or following a Substitute Shares Exchange, the entity holding Class B Shares immediately prior to the Substitute Shares Exchange) (the “Class B Distribution Recipient”) shall receive, as dividend, a one-time cash distribution in an amount equal to 5% of the Investment Return (the “Class B Distribution”) minus all advance payments made pursuant to sub-clause (b) above, and the funds in the Reserve Account may be released for the distribution of the Class B Distribution to the extent the Company’s other cash on hand is insufficient to pay the Class B Distribution in full, and all the remaining balance in the Reserve Account shall be distributed to the Class A Shareholder (or following a Substitute Shares Exchange, the shareholder of the Company) or its designee. If the aggregation of the balance in the Reserve Account and the Company’s other cash on hand is not sufficient to pay the Class B Distribution in full (after deducting all advance payments made pursuant to sub-clause (b) above), the Class A Shareholder shall be responsible for the payment of the shortfall. In the event that (i) a 10% IRR is not achieved following the Full Disposal, or (ii) the Distribution Conditions have not been satisfied by the end of the Qualified Period, all funds in the Reserve Account shall be promptly distributed to the Class A Shareholder or its designee, and Mr. Chow shall promptly return or cause to be returned all advance payments made pursuant to sub-clause (b) above to the Class A Shareholder; provided, however, that if such advance payments have already been remitted to the relevant tax authorities, then Mr. Chow shall file or cause to be filed amended returns or otherwise use all reasonable best efforts to recover such amounts and pay them over to the Class A Shareholder, or, if Mr. Chow is unable to obtain a refund of such taxes, then Mr. Chow shall make cash payments to the Class A Shareholder equal to any and all tax benefit realized by Mr. Chow, the Class B Distribution Recipient and their respective Affiliates in the same or a subsequent year due to Class B Distribution Recipient’s failure to receive any funds in the Reserve Account.

(d)                Any direct or indirect Transfer of any interest held by or through the Company in the Target (including any Class A Shares, Target Shares, Holdco Shares, as the case may be) shall be consummated at fair market value.

(e)                The Company or the Class A Shareholder, as the case may be, shall consummate the Full Disposal by no later than ten (10) years following the Effective Date.

(f)                 Following the consummation of the Full Disposal, the Company or the Class A Shareholder, as the case may be, shall, within fifteen (15) Business Days, provide a written notice to Mr. Chow, setting forth the amount of the Class A Shares, the Holdco Shares, or the Target Shares sold and the proceeds received therefrom, together with reasonable supporting evidence as requested by Mr. Chow, with a letter of confirmation confirming that the Investor has fulfilled its obligations of paying up the Class B Distribution to the Class B Shareholder (or following a Substitute Shares Exchange, the entity holding Class B Shares immediately prior to the Substitute Shares Exchange).

5.5               Distribution Conditions. The date on which the conditions set forth in sub-clauses (a) and (b) below are both satisfied is referred to herein as the “Fee Commencement Date”.

(a)                the consummation of a Take Private Transaction prior to the end of the Qualified Period, in which all Target Shares held by the Company immediately prior to the consummation of a Take Private Transaction are contributed to the Holdco in exchange for a corresponding number of Holdco Shares (a “Qualified Take Private Transaction”). For the purpose of this Section 5.5(a), the condition set forth in this Section 5.5(a) shall be deemed satisfied, if a Take Private Transaction is consummated prior to the end of the Qualified Period and (i) the Company (x) voluntarily withdraws from such Take Private Transaction with the written consent of the Class A Shareholder, or (y) involuntarily withdraws from such Take Private Transaction following the Class A Shareholder’s decision not to provide Equity Contribution to the Company to consummate such Take Private Transaction, or (ii) the Company is invited to participate in such Take Private Transaction but refuses to with the written consent of the Class A Shareholder. “Qualified Period” means the period starting on the Effective Date and ending on the second (2nd) anniversary of the Effective Date; provided that (i) the Qualified Period shall be extended to the third (3rd) anniversary of the Effective Date, if a Qualified Take Private Transaction has not been consummated by the end of the second (2nd) anniversary of the Effective Date but it is reasonably expected, by the Parties in good faith, that the consummation of a Qualified Take Private Transaction will take place before the third (3rd) anniversary of the Effective Date, and (ii) the Qualified Period shall be further extended to the fourth (4th) anniversary of the Effective Date, if a Qualified Take Private Transaction has not been consummated by the end of the third (3rd) anniversary of the Effective Date but it is reasonably expected, by the Parties in good faith, that the consummation of a Qualified Take Private Transaction will take place before the fourth (4th) anniversary of the Effective Date; and

(b)                all Senior Management Members of the Target (other than Mr. Chow) have unconditionally and irrevocably granted all of their voting rights in respect of the Holdco Shares beneficially owned by them (including the right to nominate or appoint any director to Holdco or its Subsidiaries), to Mr. Chow and satisfactory documentary evidence of the foregoing has been provided to the Class A Shareholder (the conditions set forth in sub-clauses (a) and (b) above, collectively, the “Distribution Conditions”).

5.6               Senior Management Members. Mr. Chow shall use his reasonable best efforts to retain the senior management team of Holdco and its Subsidiaries, including retaining the Senior Management Members in their respective current positions. Mr. Chow shall promptly notify the Class A Shareholder in writing following (a) the termination, resignation, retirement, replacement or change in position of any Senior Management Member, or (b) the termination, revocation or other change with respect to the grant of voting rights by any Senior Management Member described in Section 5.5(b).

5.7               Allocation of Distributions. Mr. Chow, in his sole discretion, shall allocate and distribute the Advisory Fees and the Class B Distribution received by the Class B Shareholder (or following a Substitute Shares Exchange, the entity holding Class B Shares immediately prior to the Substitute Shares Exchange), among the Senior Management Members, as determined by Mr. Chow in order to retain the management team of Holdco and its Subsidiaries and properly incentivize them to achieve desirable financial results of the Target and its Subsidiaries.

5.8               Tax. The Parties acknowledge that certain of the beneficial recipients of the Advisory Fees and/or Class B Distribution are or may become US citizens or residents of the United States, within the meaning of Internal Revenue Code Section 7701(b) (collectively, “US Persons”). The Parties will use their respective commercially reasonable efforts acting in good faith consistent with applicable law to structure the payment of the Advisory Fees and the Class B Distribution (including adopting documentation incidental to such structuring), as may be requested by any such US Person, provided that (a) all costs or expenses of a Party in responding to such request shall be reimbursed by the requesting Party, (b) the Company or a Shareholder shall have the right to withhold any tax or other payment to such US Person as may be required by applicable law, (c) in no circumstance shall a Shareholder be liable to any such US Person for any losses, costs, damages or liabilities in connection with any tax imposed by any Governmental Authority on the proceeds to which such US Person is entitled, and (d) the requesting party shall indemnify the Company and/or its Shareholder (other than a Shareholder that is such requesting Party’s Affiliate) for any loss, damage, cost, expense or liability suffered or incurred by, or imposed upon, each of them arising out of or resulting from any such structuring.

ARTICLE VI
SPECIAL STIPULATIONS AND MISCELLANEOUS

6.1               New Holdco. In the event that the Holdco and its shareholders propose to establish a new Holdco for purpose of a contemplated IPO or otherwise, the Company shall ensure it receives a number of Equity Securities of such new Holdco proportional to its shareholding in the previous Holdco. To the extent necessary or desirable, in the reasonable opinion of the Class A Shareholder, for another Person to receive such Equity Securities of the new Holdco, such Person shall be jointly identified and designated by the Shareholders, acting reasonably, and the Shareholders (or if applicable, their designees) and such Person shall enter into a new agreement containing substantially the same terms and conditions and reflecting the intention of the Parties as those contained in this Agreement.

6.2               M&A and Its Amendment. In the event of any conflict between the provisions of the M&A and the terms of this Agreement the terms of this Agreement shall prevail as between the Shareholders, and the Shareholders shall, subject to applicable law, exercise the voting rights related to the Shares held by them to procure that the M&A be amended accordingly.

6.3               Holdco SHA.  The latest draft of the term sheet of the Holdco SHA (the “Draft Holdco SHA TS”) is attached hereto as Exhibit B. The Parties acknowledge that the Holdco SHA has not been entered into as of the date of this Agreement. Accordingly, it is understood and acknowledged that any action or no-action by any Party required by the Holdco SHA but not in full compliance with this Agreement shall not be deemed as a breach of any term or condition of this Agreement, so long as the Company and Mr. Chow have provided drafts of the Holdco SHA to the Investor, considered in good faith any comments thereon from the Investor, and used their best effort to negotiate such term and condition with the other parties to the Holdco SHA. The Parties further agree that they will take necessary actions to ensure compliance by the Company with the terms and conditions of the Holdco SHA to the extent such Party is the controlling Person of the Company.

6.4               Termination.  This Agreement shall be terminated upon the mutual agreement of the Parties. Upon such termination, this Agreement shall cease to have any further force or effect, and no Party hereto shall have any liability, except for the rights and obligations under this Section 6.4 which shall survive such termination unless otherwise provided. Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of any Party prior to such termination, unless otherwise agreed in writing by the Parties.

6.5                Amendment and Waiver.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

6.6                Notices.  Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by electronic mail, on the date of transmission if the receiving Party confirms its receipt of such electronic mail, or the next Business Day, if the receiving Party does not confirm its receipt of such electronic mail, or (c) if by international courier service, on the fourth Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

(a)            if to the Company, Mr. Chow or Class B SPV, at:

18 F, Jialong International Tower

No. 19, Chaoyang Park Road

Chaoyang District, Beijing 100125

People’s Republic of China
Attention: Joseph Chow
Email: chow_joseph2000@yahoo.com

with copies to (which do not constitute notice):

Merits & Tree Law Offices

5th Floor, Raffles City Beijing Office Tower

No.1 Dongzhimen South Street

Dongcheng District, Beijing 100007

People’s Republic of China

Attention: Youyuan Jin

Email: youyuan.jin@meritsandtree.com

(b)           if to the Investor, at:

c/o CPE Funds Advisors (Hong Kong) Limited

Suite 3201-3206, 32/F, One Pacific Place

88 Queensway

Hong Kong

Attention: Ching Nar Cindy Chan; Ke Tang

Email: cindychan@cpe-fund.com; TangKe@cpe-fund.com

with copies to (which do not constitute notice):

Gibson, Dunn & Crutcher LLP

Unit 1301, Tower 1, China Central Place

No. 81 Jianguo Road

Chaoyang District, Beijing 100025

People’s Republic of China

Attention: Fang Xue, Esq.

Email: FXue@gibsondunn.com

6.7               Counterparts; Facsimiles.  Subject to Section 6.15, this Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart for it to be effective between the Parties. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties hereto and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Subject to 6.15, such execution and delivery shall be considered valid, binding and effective for all purposes.

6.8               Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is held or found to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.9               Cumulative Remedies.  Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

6.10           Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with Section 6.12, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

6.11           Confidentiality.

(a)                Each Party agrees to, and shall cause its Representatives who receive the Confidential Information to: (i) treat and hold as confidential (and not disclose or provide access to any Person other than its Representatives (on a strictly need-to-know basis) to) all confidential or proprietary information with respect to the other Parties or relating to the existence, terms and subject matters of any Transaction Documents (“Confidential Information”), (ii) in the event that any Party or its Representatives becomes legally compelled to disclose any such information, provide the other relevant Parties with prompt written notice of such requirement so that the relevant Parties may seek a protective order or other remedy or waive compliance with this Section 6.11(a), and (iii) in the event that such protective order or other remedy is not obtained, or the relevant Parties waive compliance with this Section 6.11(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 6.11(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by any Party or its Representatives.

(b)                No Party shall make, or cause to be made, any press release or public announcement or disclosure in respect of this Agreement (including its existence, terms and subject matters) or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties, unless otherwise required by Law or Governmental Authority, in which event prior to making any disclosure as required by Law or Governmental Authority, the disclosing Party shall consult with the other Parties in respect of such disclosure and consider in good faith any comments thereon from the other Parties.

6.12           Governing Law; Dispute Resolution.

(a)                This Agreement shall be governed by and construed in accordance with the Laws of New York State, without regard to the principle of conflict laws thereunder.

(b)                Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.12(b). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate an Arbitrator or agree on the joint nomination of the third Arbitrator, as applicable, within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by HKIAC. The arbitrators shall have the authority to grant specific performance, interim measures, including injunctive relief, whether in the form of an award or in another form, and may issue preservation of evidence orders and preservation of assets orders in connection with any proceedings. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any Party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. The prevailing Party in arbitration will be entitled to recover its costs of arbitration (including reasonable, actual outside attorney’s fees and costs). During the time period of arbitration, except for the disputed matter and to the extent feasible, the Parties shall continue to perform the obligations and exercise the rights under this Agreement.

(c)                Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.12, any Party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction and/or a decree for specific performance from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.12(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.12(b) in any way.

6.13           Further Assurances.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the M&A, the Parties shall, notwithstanding the conflict or inconsistency, act so as to give effect to the provisions of this Agreement to the extent possible under the circumstances and shall promptly take all reasonable steps to amend the conflicting provision of the M&A to conform to this Agreement to the extent possible.

6.14           Entire Agreement; No Third Party Beneficiaries; Assignment. This Agreement, the exhibits and schedules hereto, and the documents and instruments and other agreements referenced herein between the Parties: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof and thereof; (b) are not intended to confer upon any other Person any rights or remedies hereunder or thereunder; and (c) shall not be assigned by operation of law or otherwise, provided that subject to ARTICLE III, each Shareholder may Transfer its Shares to any Person and assign any of its respective rights, interests, or obligations hereunder together with the Transfer of such Shares. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions.

6.15           Effectiveness. This Agreement shall (and shall only) become effective upon the earlier of (the “Effective Date”) (a) the Closing, and (b) funding of the Sponsor’s commitment under the CPE ECL in connection with the Current Take Private Closing, in each case automatically without any action on the part of any Party.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Biomedical Treasure Limited

By:	/s/ Joseph Chow
Name:	Joseph Chow
Title:	Director

JOSEPH CHOW

/s/ Joseph Chow

tb friday holdings limited

By:	/s/ Joseph Chow
Name:	Joseph Chow
Title:	Director

[BTL SHA Signature Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

CTB Investment Limited

By:	/s/ Leong Chu YONG
Name:	Leong Chu YONG
Title:	Director

[BTL SHA Signature Page]

EXHIBIT A

FORM OF LETTER OF ADHERENCE

THIS DEED is made on [ ] by [ ], of [ ] (the “New Shareholder”).

WHEREAS:

(A)	By a transfer dated [ ], [ ] transferred to the New Shareholder [ ] [Class A Preferred Shares]/[Class B Ordinary Shares], par value US$[ ] per share in the capital of [•] (the “Company”).

(B)	This Deed is entered into in compliance with the terms of a shareholders’ agreement dated [ ], made between the Shareholders named therein and the Company as such agreement shall have been or may be amended, supplemented or novated from time to time (the “Shareholders’ Agreements”).

THIS DEED WITNESSES as follows:

1.	The New Shareholder undertakes to adhere to and be bound by the provisions of the Shareholders’ Agreement, and to perform the obligations imposed by the Shareholders’ Agreement which are to be performed on or after the date of this Deed, in all respects as if the New Shareholder were a party to the Shareholders’ Agreement and named therein as a [Class A Shareholder]/[Class B Shareholder].

2.	This Deed is made for the benefit of (a) the original parties to the Shareholders’ Agreement and (b) any other person or persons who after the date of the Shareholders’ Agreement (and whether or not prior to or after the date of this Deed) adheres to the Shareholders’ Agreement.

3.	The address of the New Shareholder for the purposes of the Shareholders’ Agreement is as follows:

Name          Address

4.	This Deed shall be governed by and construed in accordance with law of the State of New York.

5.	Capitalized terms used by not defined in this Deed shall have the meaning ascribed to them in the Shareholders’ Agreement.

IN WITNESS of which this Deed has been executed and delivered by the New Shareholder on the date which first appears above.

EXECUTED AS A DEED by )
[NEW SHAREHOLDER]: )

Duly Authorized Signatory

in the presence of

Signature of Witness

Name:

Address

EXHIBIT B

DRAFT HOLDCO SHA TS